Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merus N.V.:

We consent to the use of our report dated March 16, 2021 with respect to the consolidated balance sheets of Merus N.V. as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes incorporated herein by reference.

/s/ KPMG Accountants N.V.

Rotterdam, the Netherlands

March 16, 2021